                                                                    EXHIBIT 99.1

                                  PRESS RELEASE


           VERITAS DGC INC. ANNOUNCES ITS FIRST FISCAL QUARTER RESULTS


HOUSTON, NOVEMBER 24, 2003 - Veritas DGC Inc. (NYSE & TSE: VTS) today announced financial results for its first fiscal quarter ended October 31, 2003. Revenues and earnings with the comparative amounts for the corresponding period of the prior fiscal year are as follows:

                                           Three Months Ended October 31,
                                           ------------------------------
                                               2003              2002
                                           ------------      ------------
                                             (millions, except per share
                                                      amounts)
Revenues                                   $      104.4      $      137.5
Net income (loss)                                 (26.3)              1.6
Earnings (loss) per common share                  (0.78)             0.05

These results include a $22.1 million ($0.66 per share after-tax) non-cash charge related to a change in the Company's accounting for multi-client amortization.

Chairman and CEO, Dave Robson, commented, "We continue to be disappointed with activity levels in the seismic industry. The quarter's results reflect the current lackluster spending by our customers, especially with regards to our nonexclusive Gulf of Mexico surveys. While there are signs that seismic spending may finally be beginning to pick up, we are hesitant to forecast any significant improvement in the near term. In the meantime, we remain focused on running an efficient and technologically proficient organization. We also remain committed to completing the fiscal year with positive free cash flow for the second consecutive year."

Revenues for the quarter were $104.4 million, a 24% decline from prior year's first fiscal quarter, and breaks down as follows:

                      Three Months Ended October 31,
                      -----------------------------
                         2003               2002
                      ------------     ------------
                                (millions)
Multi-client:
    Land              $       13.9     $       11.0
    Marine                    25.9             45.3
                      ------------     ------------
         Subtotal             39.8             56.3
Contract:
    Land                      36.8             48.3
    Marine                    27.8             32.9
                      ------------     ------------
         Subtotal             64.6             81.2
                      ------------     ------------
Total Revenues        $      104.4     $      137.5
                      ============     ============


                                     -more-

MULTI-CLIENT REVENUE

Multi-client revenues of $39.8 million decreased by 29% compared with the prior year's first fiscal quarter and represents the lowest quarterly revenue level in four years. Shelf sales, i.e. sales of existing data, were especially weak at only $19.0 million for the quarter with most of the sales coming from Canada and offshore West Africa. Marine multi-client revenues declined by 43% while onshore revenues increased by 26% due to a large sale of Canadian foothills data. Geographically, the largest declines occurred offshore Brazil, down 60%, and the Gulf of Mexico, down 43%.

The Company completed three multi-client land surveys during the quarter:
Langham Creek (484 sq. km. in Texas), Ojay (468 sq. km. in the Canadian foothills) and Woodrow (307 sq. km. in Texas). Additional surveys were underway in the Gulf of Mexico (Aliminos Canyon), Brazil (Santos Basin), Nigeria (OPL 317/318) and the North Sea (Central Graben Quad 30).

CONTRACT REVENUE

Contract revenues declined by 21% from the prior year's first fiscal quarter. Both marine and land contract revenue declined, down 15% and 24%, respectively. During the quarter, the Company performed contract marine surveys offshore West Africa and Asia Pacific, and operated three contract land crews in Canada, six in the U.S., two in Oman and one in Argentina.

OPERATING INCOME (LOSS)

The operating loss of $22.1 million during the quarter was due to the $22.1 million catch-up adjustment (included in cost of services) related to a change in our accounting for multi-client amortization effective August 1, 2003. The Company now recognizes multi-client amortization expense based on the greater of straight line (on a cumulative basis) over five years or sales forecast method. In addition to the $22.1 million charge, which represents the adjustment necessary to reduce each of the Company's surveys as of August 1, 2003 to a balance no greater than that which would have been recorded had the Company been previously using this method, the results reflect additional minimum amortization expense of $7.2 million during the quarter. As a result, multi-client margins (excluding the catch-up adjustment) declined to 5% during the quarter compared to 32% in the prior year's first fiscal quarter. Multi-client margins were also negatively impacted by the extremely low levels of Gulf of Mexico shelf sales. Contract margins improved to 6% from a loss of 3% in the prior year's first fiscal quarter. The prior year's negative contract margin reflects several operational disruptions which occurred during that quarter.

General and administrative expenses declined by $1.5 million from the prior year due to overhead reduction efforts implemented in the prior year. The prior year's general and administrative expenses included $1.0 million of severance costs.

INCOME TAXES

Despite the significant pre-tax operating loss, a tax benefit of only $87,000 was provided during the quarter due to limitations on the booking of deferred tax assets (including net operating loss carryovers) in the U.S. and several international jurisdictions.

BACKLOG

Backlog declined on a sequential basis to $161.4 million compared with $173.2 million as of July 31, 2003. The marine acquisition backlog, however, has improved from $9.8 million to $26.6 million due to a multi-boat contract in India and is expected to continue to increase in the upcoming quarter.

                                     -more-

OTHER

The Company had a $56.3 million cash balance as of October 31, 2003 and a debt to total capitalization ratio of 29%. Subsequent to quarter end, we paid down $12.4 million of our outstanding debt in accordance with the terms of our credit facility.

Our customary conference call will be tomorrow, November 25th, at 9:00 a.m. EST. Following a brief presentation, participants will have the opportunity to ask questions. The dial in number to participate is 800-903-0247. Should you have difficulty with the aforementioned "800" number, phone 785-832-2422 to be connected toll free.

There will also be a real-time audio webcast of the conference call with the related slide presentation at www.veritasdgc.com. Windows Media player software is required and is available, free of charge, for download through our website. Individuals accessing the audio webcast will be "listen only" and will be unable to take part in the Q&A session.

A digital replay will be available at the conclusion of the call until the close of business Tuesday, December 9, 2003. Interested persons can phone 888-566-0149 or 402-220-9180, no pin code required, or access the webcast replay with the related slide presentation at www.veritasdgc.com.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical services and technologies to the petroleum industry worldwide.

                                       ###

For additional information, please contact:

Mindy Ingle, Investor Relations                                   (832) 351-8821
Matt Fitzgerald, Executive Vice President, Chief Financial Officer and Treasurer


                                     -more-

                        VERITAS DGC INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                      Three Months Ended
                                                                         October 31,
                                                                ------------------------------
                                                                    2003              2002
                                                                ------------      ------------
                                                                 (Unaudited)       (Unaudited)
Revenues                                                        $    104,350      $    137,507
Cost of services                                                     116,835           118,712
Research and development                                               3,445             3,008
General and administrative                                             6,191             7,673
                                                                ------------      ------------
Operating income (loss)                                              (22,121)            8,114
Interest expense                                                       4,278             3,942
Other expense, net                                                        35             1,234
                                                                ------------      ------------
Income (loss) before provision for income taxes                      (26,434)            2,938
Income taxes (benefit)                                                   (87)            1,375
                                                                ------------      ------------
Net income (loss)                                               $    (26,347)     $      1,563
                                                                ============      ============

Earnings Per Share:
Basic:
    Net income (loss) per common share                          $      (0.78)     $        .05
    Weighted average common shares                                    33,608            33,151

Diluted:
    Net income (loss) per common share                          $      (0.78)     $        .05
    Weighted average common shares                                    33,608            33,195

Supplemental Data:
  Depreciation and amortization, net                            $      9,359      $     12,752
  Multi-client amortization                                           55,793            32,026

Free Cash Flow:
  Cash flow from operations                                     $     32,427      $     22,130
  Multi-client expenditures, net cash                                (40,507)          (37,506)
  Capital expenditures                                                (8,581)           (9,385)
                                                                ------------      ------------
  Free Cash Flow                                                $    (16,661)     $    (24,761)


                                     -end-